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                       AGREEMENT TO AMEND/EXTEND CONTRACT

                             Explanatory Statement

     On March 20, 1997, American Sedona Partners, L.P. ("Seller") and Evans Real Estate Group, LLC ("Purchaser") executed the Contract for Purchase and Sale of Sedona Apartment Complex ("Contract") for the Property as is more specifically described in the attached EXHIBIT A and which Contract is attached hereto as
                          ----------
EXHIBIT B.  The Contract has since expired.  Therefore, in consideration for the
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mutual covenants and agreements contained in the Contract and for the additional mutual covenants and agreements contained in this Agreement to Amend/Extend Contract ("Addendum"), the Purchaser and the Seller hereby reinstate the Contract as of the date of last signing below, subject to the modification and the additional terms contained herein. All capitalized terms shall have the same meaning as ascribed in the Contract, unless stated otherwise.

                                   Agreement

     1. The first sentence of Paragraph 2.1 of the Contract is hereby deleted. In its stead the parties agree as follows: The purchase price for the Property shall be Nine Million One Hundred Fifty Thousand Dollars ($9,150,000.00).

     2. Paragraphs 2.1(a) and 2.1(b) of the Contract are hereby deleted. In its stead the parties agree as follows: The purchase price for the Property shall be paid in certified funds at Closing ("Cash Due at Closing"). The Cash Due at Closing shall be (i) reduced by the Earnest Money Deposit including any interest earned thereon as provided for in Paragraph 12.1 of the Contract as modified by this Addendum, and (ii) subject to the prorations provided for in
Article 7 of the Contract. In addition to the Cash Due at Closing, Purchaser shall pay to Seller all those fees ("Prepayment Fees") Seller will incur and is obligated to pay to GMAC Commercial Mortgage Corporation ("Lender"), including (without limitation) exit fees, associated with Seller's prepayment of the Loan. Purchaser may finance any portion of the purchase price. If Purchaser finances any portion of the purchase price by obtaining a new loan with Lender and if Lender does not charge to Seller any Prepayment Fees, then Purchaser shall not be obligated to pay those to Seller. Prepayment fees, if any, will not exceed $60,000.00 (due GMAC). Further, if purchaser uses GMAC for refinancing there will be no such fees. Seller shall use the proceeds of the purchase price to repay the First Deed of Trust Debt which shall be released at Closing.

     3. Paragraph 4.1 of the Contract is hereby deleted. In its stead the parties agree as follows: Purchaser acknowledges that Seller already has delivered to Purchaser a commitment ("Prior Commitment") to issue an owner's title insurance policy on Standard ALTA Policy Form B 1992, and to delete the standard printed exceptions appearing in such form. Copies of all recorded documents referred to in the commitment have been delivered to Purchaser by Seller. As soon as practicable after
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the execution hereof, Seller shall provide to Purchaser an updated commitment
("Title Commitment"). If the Title Commitment shows exceptions to title which are in addition to those listed on the most recent Prior Commitment and have a material adverse effect upon the marketability of the title to the Property, the Purchaser shall give the Seller notice thereof within three (3) business days ("Notice Period") of receipt of the Title Commitment. Unless the Seller gives the Purchaser written notice (after three (3) business days after Purchaser's notice of additional defects), that the Seller will cause the title defects to be cured at or prior to Closing, the Purchaser may, within the Notice Period and at its election: (i) terminate this Contract, in which event the Earnest Money Deposit referred to in Article 12 of the Contract as amended by this Addendum and all interest earned thereon shall be promptly returned to the Purchaser, or
(ii) waive all those title defects not shown on the Prior Commitment which Seller will not cause to be cured and proceed with Closing hereunder as if the additional title defects did not exist.

     4. Paragraph 4.2 of the Contract is hereby deleted. Purchaser acknowledges that Seller has delivered to Purchaser the most recent survey of the Property in Seller's possession.

     5. Paragraphs 4.3 and 4.4 of the Contract are hereby deleted. Purchaser acknowledges that there will be no Due Diligence Period as contemplated by the Contract.

     6. The first sentence of Paragraph 4.5 is hereby deleted. In its stead the parties agree as follows: The purchase and sale contemplated by this Contract and this Addendum shall be consummated at settlement (the "Closing"), which shall take place seventy (70) days after the execution of this Addendum (the "Closing Date"), or such earlier date as may be mutually agreed upon by the Seller and the Purchaser.

     7.   Paragraph 6.2 of the Contract is hereby deleted.

     8. Paragraph 12.1 of the Contract is hereby deleted. In its stead the parties agree as follows: No later than two (2) business days after execution of this Addendum, the Purchaser shall pay to the title company as escrow agent (the "Escrow Agent") One Hundred Thousand Dollars ($100,000.00) in the form of certified funds payable to the Escrow Agent (the "Earnest Money Deposit"). The Earnest Money Deposit is not subject to any contingencies and is not refundable to Purchaser except in the event of Seller's default as described in Paragraph
12.3 of the Contract.  All interest is to accrue to the benefit of Purchaser.
At Closing, the Earnest Money Deposit shall be paid by the Escrow Agent to the Seller and applied to the payment of the cash portion of the purchase price. If Closing does nor occur, the Earnest Money Deposit shall be paid over in accordance with the terms of this Contract as amended by this Addendum. The Escrow Agent shall deposit the Earnest Money Deposit in an
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interest-bearing account in a federally insured bank or savings and loan institution. The Escrow Agent shall be reimbursed equally by the parties hereto for all expenses.

     9. The reference to the Non-Refundable Deposit in Paragraph 12.3 of the Contract is hereby deleted.

     10. Seller agrees to spend all monies listed in Column H of Exhibit "A" (attached hereto) toward substantially completing those items listed in Column B of Exhibit A, including (without limitation) exterior painting, carpeting and lighting in breezeways, completing certain aluminum wiring improvements, and installing a pool cover. Alternatively, Seller agrees to leave unspent escrow money in the GMAC Escrow Account to be used by Purchaser.

     11. Seller has spent approximately $28,986 to date on landscaping and irrigation work and has verbally contracted to spend approximately an additional $35,000. Seller agrees that Purchaser will be provided notification and be given the chance to provide input on the expenditure of all remaining money required to be spent on landscaping and irrigation beyond the $63,986 described above.

     12. Pursuant to Paragraph 13.9, Purchaser hereby assigns the Contract and this Addendum to Greentree Village, Ltd. ("Assignee"), the address of which is #2 Inverness Drive East #200, Englewood, Colorado 80112. Seller hereby consents to this assignment, provided that by reason of this assignment Seller shall have no duties additional to those provided for in the Contract and in the Addendum. Assignee, by its signature below, agrees hereby to be bound by all terms, duties, and obligations contained in the Contract and in this Addendum. Without limiting the preceding sentences, Assignee represents and warrants as follows:

          (a) The Assignee is a limited partnership duly organized and registered, validly existing, and in good standing under the laws of the State of California. The Assignee has full right, power, and authority to enter into this Contract and this Addendum and to perform its obligations hereunder.

          (b) The execution, delivery, and performance by the Assignee of this Contract and this Addendum and the documents and transactions contemplated hereby have been duly and validly authorized by the Assignee. This agreement has been duly executed, acknowledged, sealed, and delivered by the Assignee and is a legal, valid, and binding obligation of the Assignee enforceable against the Assignee in accordance with its terms.
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     13.  All other terms and conditions of the Contract shall remain the same.
If not executed by all parties this Agreement to Amend/Extend Contract shall become null and void at 5:00 P.M. MST, July 2, 1997.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Addendum and affixed their seals as of the day and year first above written.

SELLER:                       AMERICAN SEDONA PARTNERS, L.P.

                              By: American Sedona Corp.
                              Its: General Partner

Date:______________                  By:__________________________________

                                     Its:_________________________________


PURCHASER:                    EVANS REAL ESTATE GROUP, LLC


Date:______________           ____________________________________________
                              By:  Thomas B. Evans


ASSIGNEE:                     GREENTREE VILLAGE, LTD.


Date:______________           ____________________________________________
                              By:  John A. Woodward, General Partner


     The Escrow Agent has joined in the execution of the Contract and the Addendum to acknowledge its appointment as Escrow Agent and hereby agrees to perform the duties imposed upon the Escrow Agent by the Contract as amended by this Addendum.

ESCROW AGENT:                 NORTH AMERICAN TITLE COMPANY


Date:______________           By: ________________________________________
                                   Bev Saunders